ADDENDUM AGREEMENT

ARTICLE I
DEFINITIONS

1.1 Definitions. Whenever the following words and phrases are used in this Agreement, with the first letter capitalized, they shall have the meanings specified below.

(a) "Beneficiary" means the person or persons, trust or other entity designated by the Executive to receive the Executive's benefit under this Agreement upon the Executive's death. If no Beneficiary is designated (or if no previously designated Beneficiary is living), then the Executive's estate shall be the Beneficiary.

(b) "Board" means the board of directors of Diversified Restaurant Holdings, Inc.

(c) "Change in Control" means the occurrence of any of the following after the effective date of this Agreement:

(i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

(ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 30% or more of the total voting power of the stock of such corporation;

(iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv) the sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Code Section 409A and corresponding U.S. Department of Treasury regulations.

(d) "Code" or "IRC" means the Internal Revenue Code of 1986, as amended.

(e) "Company" or "Corporation" means Diversified Restaurant Holdings, Inc.

(f) "Executive" means Phyllis A. Knight.

(g) "Termination of Employment" means the date on which the Executive separates from service with the Company (within the meaning of Section 1.409A-1(h) of the U.S. Department of Treasury Regulations applying the default terms thereof) for any reason.

ARTICLE II
PAYMENTS

2.1 Installment Payments.

Subject to the Executive's execution of a release of claims in favor of the Company, the Company shall pay the Executive the sum of $354,200, payable in equal bi-weekly installments over the course of a twelve (12) month period as set forth below.

Provided the Executive has executed a release of claims in favor of the Company, the initial payment shall commence as of the Company's first regular payroll date which occurs within 20 days following the execution of this Agreement. If this 20-day period begins in one taxable year of the Executive and ends in a second taxable year of the Executive, then the initial payment shall be made in the second taxable year.

All subsequent payments following the initial payment shall be made as of the Company's regular bi-weekly payroll dates for the succeeding 25 regular payroll dates.

The Executive shall have no authority or discretion to determine the actual date of payment for any amounts payable and the Company shall, in its sole discretion, determine when to pay the Executive within the respective periods described above.

This section shall be interpreted and applied to be consistent with section 2.3 (specified employee) of this Agreement but only to the extent that section would otherwise apply. For the avoidance of any doubt, section 2.3 (specified employee) of this Agreement shall apply to an installment payment only to the extent such installment payment is considered nonqualified deferred compensation (or deferral of compensation) under Code Section 409A not subject to any exception or exemption pursuant to U.S. Department of Treasury regulations or other guidance or any Internal Revenue Service guidance.

2.2 Change in Control. Upon a Change in Control following the effective date of this Agreement, any unpaid installment payments under this Agreement shall be paid to the Executive in a single lump-sum cash payment upon the date of the Change in Control.

This section shall be interpreted and applied to be consistent with U.S. Department of Treasury Regulation 1.409A-3(j)(1) to the extent that regulation would otherwise apply. This section shall be interpreted and applied to be consistent with section 2.3 (specified employee) of this Agreement but only to the extent that section would otherwise apply. For the avoidance of any doubt, U.S. Department of Treasury Regulation 1.409A-3(j)(1) and section 2.3 (specified employee) of this Agreement shall apply to an unpaid installment payment (as of the date of the Change in Control) only to the extent such unpaid installment payment is considered nonqualified deferred compensation (or deferral of compensation) under Code Section 409A not subject to any exception or exemption pursuant to U.S. Department of Treasury regulations or other guidance or any Internal Revenue Service guidance.

2.3 Specified Employee. If and only to the extent any payment or benefit provided to the Executive in connection with the Executive's termination of employment under this Agreement is determined to constitute nonqualified deferred compensation (or deferral of compensation) under Code Section 409A (and to the extent not subject to any exception or exemption pursuant to U.S. Department of Treasury regulations or other guidance or any Internal Revenue Service guidance), and if the Executive is determined to be a specified employee as defined in Code Section 409A(a)(2)(B)(i), then pursuant to U.S. Department of Treasury Regulation 1.409A-3(i)(2) (to the extent applicable) such applicable payment or benefit shall not be paid until the first Company payroll date to occur following the six-month anniversary of the Executive's termination date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

2.4 Release of Claims. Prior to the Company making any payment to the Executive under this Agreement, if this Agreement requires the Executive's execution of a release of claims and any consideration period associated with any release of claims agreement would span two calendar years, any payment pursuant to this Agreement that is contingent upon the Executive's execution of such release of claims agreement shall be paid the following year, such that the Executive shall have no ability to designate a particular calendar year in which the Executive would receive such payment by either executing or delaying the Executive's execution of such release of claims.

2.5 Death of Executive. If the Executive dies prior to the completion of all remaining payments described in this Agreement, then the Beneficiary shall receive the unpaid remaining payments otherwise due and owing to Executive under this Agreement pursuant to the applicable payment intervals described in this Agreement.

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ARTICLE III
COBRA

If the Executive timely and properly elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents. Such reimbursement shall be paid to the Executive on the 15th of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: the twelve-month anniversary of the Executive's employment termination date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Company's making payments under this section would violate the nondiscrimination rules applicable to non-grandfathered plans under the Patient Protection and Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this section in a manner as is necessary to comply with the ACA.

ARTICLE IV
MISCELLANEOUS

4.1 Withholding. Subject to Section 4.2 (Section 409A Compliance), there shall be deducted from each payment made under the Agreement to the Executive (or Beneficiary(ies)) all taxes which are required to be withheld by the Company in respect to such payment or this Agreement. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes. Notwithstanding the provisions of this section, the Company shall not be liable to the Executive (or Beneficiary(ies)) for failure to properly or correctly calculate, apply and/or deduct (a) any income tax withholding; and (b) any Federal Insurance Contributions Act (FICA) withholding (including any failure to apply the FICA special timing rule under Code section 3121(v)(2)(A) regardless of whether required or optional under U.S. Department of Treasury Regulations).

4.2 Section 409A Compliance.

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the U.S. Department of Treasury regulations and other published guidance relating thereto) ("Code Section 409A") so as not to subject the Executive to payment of any interest or additional tax imposed under Code Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (or voluntary separation with good reason) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified, to the extent consistent with

Code Section 409A, to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, but to the extent that any amount payable under this Agreement would trigger the additional tax, penalty, or interest imposed by Code Section 409A, this Agreement (but not the total monetary amounts) shall be, to the extent permissible under law, modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Knight.

(b) To the extent a payment or benefit is nonqualified deferred compensation subject to Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any applicable provision of this Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such applicable provision of this Agreement, references to a "termination," "Termination of Employment" or like terms shall mean "separation from service."

(c) For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d) In the event that it is determined that any amounts payable hereunder will be taxable currently to Executive under Code Section 409A(a)(1)(A), and related U.S. Department of Treasury (or Internal Revenue Service) guidance, the Company and Executive shall cooperate in good faith to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company and Executive, and/or (ii) take such other actions as are mutually determined to be necessary or appropriate to exempt the amount payable hereunder from Code Section 409A or to comply with the requirements of Code Section 409A and thereby avoid the application of penalty taxes thereunder.

4.3 Excess Parachute Payments.

(a) It is not this Agreement's intent to make "excess parachute payments" as defined in Section 280G of the Code. If any of the payments or benefits received or to be received by the Executive (such payments collectively referred to as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this section, be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Code Section 409A (to the extent applicable) until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are

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subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a *pro rata* basis. The Company shall work with Executive to help establish through clear and convincing evidence that this Agreement was not entered into (nor are payments being made hereunder) contingent upon the occurrence of a change in control (as defined in Section 280G of the Code).

(b) All calculations and determinations under this section shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this section, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this section. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

DIVERSIFIED RESTAURANT HOLDINGS, INC.

By: [signature]
Printed Name: T. Michael Ansley
Its: President/Interim
Date: 9/13/19

[signature]
PHYLLIS A. KNIGHT
Date: September 9, 2019

BH2758190